Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-111503

PROSPECTUS SUPPLEMENT
(To prospectus dated November 1, 2003)

UNITED BANCORPORATION OF ALABAMA, INC.
DIVIDEND REINVESTMENT PLAN

This Prospectus Supplement amends and supplements the Prospectus dated November 1, 2003, relating to the United Bancorporation of Alabama, Inc. Dividend Reinvestment Plan (the “Plan”), and should be read together with the Prospectus.

Effective as of January 1, 2011, the Plan is hereby amended as follows in order to bring the Plan within the definition of a dividend reinvestment plan for purposes of recently finalized Treasury Regulations:

•	A participant in the Plan may purchase Common Stock by:

•	reinvesting cash dividends on all shares of Common Stock held by the participant; or

•
reinvesting cash dividends on a portion of shares of Common Stock held by the participant, subject to a minimum of 10% per share with respect to shares held in a participant’s plan account, while continuing to receive cash dividends on the remainder.

Any provision of the Plan that is inconsistent with the foregoing amendment is hereby amended to the extent necessary to conform such provision to the foregoing amendment.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the referenced Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is December 28, 2010.